Exhibit 3.1

THIRD AMENDMENT TO
AMENDED AND RESTATED BY-LAWS OF
GENCO SHIPPING & TRADING LIMITED

AS ADOPTED JANUARY 11, 2021

The Amended and Restated By-Laws of Genco Shipping & Trading Limited, a Marshall Islands corporation, are hereby amended as follows:

A new Article XIV is hereby added to the By-Laws as follows:

ARTICLE XIV
FORUM FOR SECURITIES ACT DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, shall be the federal district courts of the United States of America.  If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.